Exhibit 10.14

Memorandum of Intention between Sochi State University of Tourism and
Recreation
And The University of Miami/Vemics Inc.

Aims of Memorandum

The parties have agreed to carry out cooperative activities aimed at extension of education, syllabus development, research work, academic student and teacher exchange. The parties will also look at other favorable opportunities for the accomplishment of educational activities between two Universities and pursue on an exclusive basis contracts to provide language training services to the Olympic committee, the City of Sochi and the Krasnodar Region.

2. [sic] Preliminary activities.

The parties have agreed that before signing a formal agreement on cooperation the parties should carry out the following:

- to hold marketing study

3. Financial issues.

The parties agree that at the moment they pay by themselves their own expenses related to the present agreement while perusing preparatory work.

4. Cooperation.

On completion of successfully accomplished activities the universities will try to identify the ground for the formal collaboration by signing the agreement (which includes all necessary memorandums and agreements on the parties responsibilities, financial issues and administrative procedures)

5. Coming into force and continuance.

The present memorandum comes into force from the moment of its signing and till the moment of signing of the Agreement on cooperation or on making the two sided decision to stop the collaboration.

6. Confidentiality.

Each party preserves confidentiality of all the information and materials developed acquired or used related to the present agreement and can not use these materials or information with any intent different from the one voiced in the present agreement or divulgate the information without the written agreement on it by the owner of this information or material.

7. Intellectual property.

The right to own the intellectual property belongs to the party — author of the information and seen as a confidential information if there is no other agreements of parties on it are made..

8. Name and logotype.

Neither of the parties can use the name or the logotype or any variation of these symbols of the other party without the written agreement of the owner on it.

9. Legal effect.

The present agreement is not legally obligatory and not constitutes any partnership or joint enterprise. Not withstanding the over above written agreement items 6, 7 and 8 still hold its force even after cancelling or expiration of the term of the present agreement.

10. Cancellation.

The present memorandum can be canceled:
A. By the mutual agreement of both parties till the end of preparatory activities or B.  By the initiative of one of the parties if by the results of the preparatory work the collaboration is not viable, or C.  On the completion of the preparatory activities (successful or not) The successful completion of the preparatory activities is not a guarantee of the formal collaboration.

11. Third parties.

The parties different from those who have made the agreement can not refer to or accomplish any of the conditions of the present agreement. In case it doesn't affect the rights or means of legal protection of the third party existing or juridical available regardless of the present establishment.

In acceptation of over above memorandum below signed representers of the parties have the proper authority and agree to sign the present memorandum.

Sochi State University of Tourism

Signature

/s/  Andrei Tatarinov
Name Andrei Tatarinov
Position Rector

Date April 17, 2007

Vemics, Inc.

Signature

/s/  E James Pennington
Name E James Pennington
Position President IES
Date April 17th 2007